EXHIBIT 10(j)
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT AGREEMENT FOR CHIEF TECHNOLOGY OFFICER
     THIS AGREEMENT is made and entered into as of the 22 day of May, 1996, by and between Interphase Corporation (the “Corporation”), and Felix Diaz (“Executive”).
     WHEREAS, the Corporation desires to enter into an employment relationship with Executive on certain terms and conditions as set forth herein; and
     WHEREAS, Executive is willing to accept such employment;
     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:
     1. Employment. The Corporation hereby employs Executive and Executive hereby accepts the employment, on the terms and conditions hereinafter set forth. Executive’s general duties and responsibilities as chief Technology Officer. Executive agrees to review and comply with all policies and procedures in the Corporation’s Employee Handbook.
     2. Term. Executive’s employment with the Corporation will be at-will, and thus, either party may terminate the relationship at any time for any reason, subject to the termination provisions in paragraphs 6 and 7. Executive understands and agrees that no employee or agent of the Corporation, other than the Corporation’s Chief Executive Officer, has any authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the at-will
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relationship and that any such modifications or agreements must be in writing and signed by the Chief Executive Officer of the Corporation.
     3. Salary and Other Compensation. As compensation for the services to be rendered by Executive to the Corporation pursuant to this Agreement, Executive shall be paid the following compensation and other benefits:
     a. Salary: $10,000.00 per month, less deductions as may be required by law, payable in semi-monthly installments. The Corporation reserves the right to: (i) make periodic increases or decreases in Executive’s salary, in the sole discretion of the Corporation; (ii) make deductions from Executive’s pay to satisfy any outstanding obligations; and/or (iii) make deductions from Executive’s pay to satisfy any losses resulting from unlawful activities.
     b. Signing Bonus: Executive shall be paid a ten thousand dollar ($10,000.00) signing bonus as consideration for his agreement to abide by the covenant not to compete provisions and nondisclosure requirements contained in paragraphs 4 and 5 of this Agreement.
     c. Stock Options: The Corporation shall, in accordance with the Corporation’s Amended and Restated Stock Option Plan, grant to Executive a qualified stock option to purchase 10,000 shares of common stock of the Corporation as consideration for his agreement to abide by the covenant not to compete provisions and nondisclosure requirements contained in paragraphs 4 and 5 of this Agreement.
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     d. Bonus: Executive shall be eligible for an annual bonus of up to thirty thousand dollars ($30,000.00) based upon the guidelines contained in the Corporation’s Executive Bonus Plan; less deductions as may be required by law. The Corporation reserves the right to: (i) make periodic increases or decreases in Executive’s bonus, in the sole discretion of the Corporation; (ii) make deductions from Executive’s bonus to satisfy any outstanding obligations and/or (iii) make deductions from Executive’s bonus to satisfy any losses resulting from unlawful activities.
     e. Office Furnishings: The Corporation agrees to provide office space and furnishings to Executive commensurate with the Corporation’s decor and culture.
     f. Executive Benefit Plans: Executive shall be allowed to participate, to the extent he may be eligible, in any profit sharing, stock options, retirement, insurance or other Executive benefit plan maintained by the Corporation. Executive must comply with all requirements regarding purchasing the Corporation’s Common Stock and exercising stock options, including, without limitation, requirements promulgated by the Corporation and the Security and Exchange Commission. In this regard, Executive must report to the Corporation any activity such as selling, purchasing or exercising the Corporation’s Common Stock and/or stock options. Any questions regarding reporting requirements should be directed to the Corporation’s Chief Financial Officer.
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     g. Vacations and Leave: Executive shall be entitled to three (3) weeks of vacation per year and six (6) sick days per year, and any other paid leave benefits provided for in the Corporation’s Employee Handbook.
     4. Non-Disclosure of Confidential Information. Executive acknowledges that in and as a result of his employment by the Corporation, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Corporation’s patents, copyrights, proprietary information, trade secrets, systems, product developments, procedures, manuals, confidential reports, lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Corporation, the equipment and methods used and preferred by the Corporation’s customers, and the fees paid by them. Executive further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with the Corporation the information obtained or received from a third party including, but not limited to its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures, manuals, and confidential reports will be treated in the same manner and subject to the same protection as other Confidential Trade Secret Information (as hereinafter defined) of the Corporation.
As a material inducement to the Corporation to enter into this Agreement and to pay Executive the compensation and benefits stated herein and as a condition of employment and continued employment, Executive shall keep confidential all such
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confidential and proprietary information which Executive learns or acquires as a result of his employment with the Corporation. By way of example, “Confidential Trade Secret Information” may consist of any idea, process, design, concept, formula, pattern, device, development, customer information or compilation of information which is used in the Corporation’s business, which gives the Corporation an advantage over a competitor who does not know or use it.
     Executive agrees that the appropriate remedy for any breach of this paragraph 4 is a suit for injunctive relief and specific performance in any court of competent jurisdiction. Executive agrees that damages for use of any identified Confidential Trade Secret Information in violation of this paragraph 4 shall be 100% of the gross amount of revenue derived from unauthorized use of such information.
     5. Covenants Not to Compete. Executive acknowledges that the service he/she is to render to the Corporation are of a special and unusual character with a unique value to the Corporation, the loss of which cannot adequately be compensated by damages in action at law. Accordingly, Executive agrees that during the term of his/her employment and for a period of one (1) year from the date this Agreement is terminated, for whatever reason:
     a. Executive shall not, directly or indirectly, without the express written consent of the Corporation, solicit or induce, or attempt to solicit or induce, any employee of the Corporation, current or future, to leave or cease their relationship with the Corporation, for any reason whatsoever, or hire any current or future employee of the Corporation.
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     b. Executive shall not, directly or indirectly, without the express written content of the Corporation: (i) engage in any business or activity that is competitive with the business of the Corporation; and/or (ii) be employed by, or provide competitive services or assistance to, a “Competing Business” (hereinafter defined) which would potentially involve, directly or indirectly, the use and/or disclosure of the Corporation’s Confidential Trade Secret Information, as defined in paragraph 4. For purposes of this Agreement, a Competing Business means any person or firm that offers services or products that are directly competitive with those marketed, offered for sale and/or under any stage of development by the Corporation as of the date of Executive’s separation from employment. If Executive desires to work for a Competing Business in an area that is not competitive with the business of the Corporation, Executive must give written notice to the Chief Executive Officer and obtain his approval that the employment will not violate the terms and conditions of this paragraph 5 before beginning employment with the Competing Business.
     c. Executive will not solicit or attempt to solicit the Corporation’s existing or prospective customers to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by the Corporation as of the date of Executive’s separation from the Corporation. For purposes of the
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Agreement, existing customers shall mean those persons or firms that the Corporation has made a sale to in the twelve (12) months preceding Executive’s separation from employment; prospective customers shall mean those persons or firms that the Corporation has solicited and/or negotiated to sell the Corporation’s products or services to within the twelve (12) months preceding Executive’s separation from the Corporation.
     d. In the event that, notwithstanding the foregoing, any of the provisions of this paragraph 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this paragraph 5 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.
     e. Executive agrees that the appropriate remedy for any breach of this paragraph 5 is a suit for injunctive relief and specific performance
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in any court of competent jurisdiction. Executive agrees that the Corporation also has the right to seek damages for any breach of this paragraph 5, and that the damages for breach of this paragraph shall be 100% of the gross amount of revenue derived from the breach of the covenant in this paragraph 5. The Corporation has sole discretion regarding whether to seek a remedy for breach of this paragraph in a Court of competent jurisdiction and/or through arbitration procedures outlined in paragraph 8.
1. Termination. This Agreement will terminate as follows:
     a. Death. Executive’s employment hereunder shall automatically terminate upon his death.
     b. Disability. The Corporation may terminate the Executive’s employment hereunder in the event of the Executive’s Disability (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean that, as a result of the Executive’s incapacity due to illness or injury, Executive shall have been absent from his duties under this Agreement on a substantially full-time basis for a period of three (3) or more consecutive months, and thereafter, within thirty (30) days after the Corporation notifies Executive in writing that it intends to replace him, Executive shall not have returned to the performance of such duties on a full-time basis. Should Executive be diagnosed as permanently disabled by his treating physician, the Corporation can terminate his employment without waiting for the expiration of the three-month period.
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Without limiting the foregoing, until the Corporation terminates Executive’s employment hereunder on account of Disability, the Executive shall receive his full compensation as provided in Paragraph 3 of this Agreement.
     c. By Executive. Executive may resign at any time upon thirty (30) days notice to the Chief Executive Officer of the Corporation.
     d. By the Corporation.
     (1) The Corporation may terminate Executive for any reason or no reason upon thirty (30) days written notice to Executive.
     (2) The Corporation may terminate Executive immediately for overt misconduct. For purposes of this Agreement, “Overt Misconduct” means willful violation of any rule or regulation that may be established from time to time for the conduct of the Corporation’s business, for neglect of the interests of the Corporation, breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar minor offenses), or material breach of any provision of this Agreement.
2. Payments Upon Termination. Payments to Executive upon termination shall be as follows:
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     a. Upon Death. Executive’s estate shall be entitled to his earned, but unpaid base salary, pro rata bonus, and to exercise vested stock options as of the date of death.
     b. Upon Disability. Executive shall be entitled to his earned, but unpaid base salary, pro rata bonus, and to exercise vested stock options through the effective date of termination.
     c. Upon Resignation by Executive. In the event of any resignation by Executive, Executive shall be entitled to his earned, but unpaid salary and to exercise vested stock options through the effective date of the resignation.
     d. Upon Termination for Overt Misconduct. Executive shall be entitled to his earned but unpaid base salary and to exercise vested stock options through the effective date of termination for Overt Misconduct.
     e. Upon Termination by the Corporation for Other than Overt Misconduct. If the Corporation terminates Executive’s employment for any reason other than Overt Misconduct, Executive will be eligible for three (3) months’ severance pay at his base annual rate. Eighty percent of this severance payment will be allocated to Executive’s agreement to abide by the convenant not to compete provisions and nondisclosure requirements contained in paragraphs 4 and 5 of this Agreement. Executive will be entitled to the severance payment only if he executes a general release of all claims against the Corporation.
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     3. Arbitration. Subject to the provisions of paragraphs 4 and 5, Executive and Corporation agree that all Disputes, as defined in Article I of the Alternative Dispute Resolution Procedure (the “ADR Procedure”), regarding the termination of employment or other covered Dispute shall be resolved exclusively in accordance with the Corporation’s ADR Procedure. The parties, however, agree that the ADR Procedure does not apply to claims for unemployment compensation benefits or claims by the Corporation for injunctive relief, specific performance, and/or damages as provided for in paragraphs 4 and 5 of this Agreement. Executive represents, warrants and agrees that (a) Executive has received, read and understands the Corporations ADR Procedure; (b) Executive must file a claim, if any, under the ADR Procedure within one-hundred and eighty(180) days of being notified of the termination or other adverse employment decision; (c) arbitration may be compelled and enforced under the Federal Arbitration Act; (d) any arbitration award is final and binding upon both Executive and the Corporation; (e) the ADR Procedure shall survive the employer-employee relationship and applies to any Dispute whether it is asserted during or after Executive’s separation of employment; and (f) the ADR Procedure does not alter the parties’ “at-will” employment relationship.
     4. Resignation Upon Termination. In the event of separation of Executive’s employment with the Corporation, Executive hereby agrees to resign from all positions held in the Corporation, including, without limitation, any position of director, officer, agent, trustee, or consultant of the Corporation.
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     5. Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.
     6. Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.
     7. Sererability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.
     8. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to Executive at the address hereinafter set forth following Executive’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.
     9. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.
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     10. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and Executive.
     11. Entire Agreement. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation not contained herein shall be of any force or effect.
     12. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive, and their respective heirs, personal and legal representatives, successors, and assigns.
     13. References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.
     14. Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.
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     IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the day and year first above written.

INTERPHASE CORPORATION:		EXECUTIVE’S NAME

By:	/s/ R. Stephen Polley	/s/ Felix V. Diaz
	R. Stephen Polley	Felix Diaz

Its:	Chairman, C.E.O. & President

Address for Notice Purposes:		Address for Notice Purposes:

Interphase Corporation
13800 Senlac Road
Dallas, Texas 75234
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